ABX AIR PROMOTES QUINT TURNER TO CHIEF FINANCIAL OFFICER

WILMINGTON, OH -- December 21, 2004 -- ABX Air (OTC/BB: ABXA) announced today that Quint Turner has been named Chief Financial Officer. He has served as Acting Chief Financial Officer since July 2004, when former CFO Duane Kimble went on a personal leave of absence. Mr. Kimble's employment agreement with ABX Air has since expired.

Mr. Turner worked as an auditor and practicing CPA for Touche Ross & Co. for several years prior to joining ABX in 1988 as a Staff Auditor. In the years following, his duties within the company expanded to include Manager of Planning, Director of Financial Planning, and Corporate Director of Financial Planning and Accounting. Mr. Turner has served as the Vice President, Administration and Principal Accounting Officer since February 2002, and has been the Acting Chief Financial Officer since July 2004. He earned a Bachelor of Science degree in 1984 from Miami University in Ohio.

"Quint's accounting and financial expertise was instrumental in our separation from Airborne," stated Joe Hete. "Since that time, he has ensured that we have satisfied all of our accounting and reporting obligations as a publicly traded company and has been a crucial part of our financial development. His knowledge and experience of both the financial and the operational aspects of ABX will be invaluable as we continue to grow as an independent company."

ABX Air is a cargo airline with a fleet of 115 aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX is the largest employer in a several county area in southwestern Ohio.

www.abxair.com

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